SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 4, 2005
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas		77002 (Zip Code)
(Address of Principal Executive Offices)
Registrant’s Telephone number, including area code:
(713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
      On August 4, 2005, Recycle America Alliance, L.L.C. (“RAA”), a majority owned subsidiary of Waste Management, Inc. (the “Company”), entered into an employment agreement with Patrick DeRueda, President of RAA, effective as of March 1, 2005. The Company announced in March that Mr. DeRueda had been named President of RAA, reporting directly to Larry O’Donnell, President and Chief Operating Officer of the Company.
      The agreement is for a term of two years, and automatically renews for successive one-year periods thereafter. During the employment period, Mr. DeRueda shall be paid a minimum base salary of $270,000 per year and shall be entitled to a bonus in accordance with the Company’s incentive compensation plan. Mr. DeRueda shall have a target annual bonus of 60% of his base salary, although his actual bonus may range from 0 — 120% of his base salary, depending on the achievement of certain personal and corporate performance goals. Additionally, Mr. DeRueda shall be entitled to certain perquisites, including an annual automobile allowance, financial planning services, social organization initiation fees and dues and an annual physical examination. Mr. DeRueda shall also be entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally.
      In the event of the termination of Mr. DeRueda’s employment by the Company, he will be entitled to certain severance payments. Specifically, if Mr. DeRueda is terminated without cause, in addition to the benefits all employees receive, including all accrued but unpaid base salary and payments under applicable Company plans, policies and arrangements, Mr. DeRueda generally is entitled to a cash payment equal to two times his base salary and target bonus; continuation of all health and welfare plan benefits for him and his family for the lesser of two years, his death or until he becomes covered by a subsequent employer; and a pro-rated bonus payment for the year in which he is terminated. In the event Mr. DeRueda is terminated without cause, or leaves the Company for good reason, in connection with a change in control, he generally is entitled to the same benefits that he would receive as described for a termination without cause, except that his cash payment will be three times his base salary and target bonus, benefits will continue for a period of three years and he will receive 100% of the maximum bonus available, pro rated to the date of termination. In the event Mr. DeRueda’s employment is terminated by reason of death or total disability, he generally will receive all amounts accrued but unpaid at the date of termination, a pro rated bonus payment and any benefits to which he is entitled pursuant to the plans, policies and arrangements of the Company in accordance with their terms.
      Mr. DeRueda’s agreement also contains certain restrictive covenants, including covenants not to compete or solicit Company customers or employees for a period of two years after the termination of his employment, and a covenant not to disparage the Company.
      The terms “cause,” “good reason,” and “total disability” are all defined in Mr. DeRueda’s employment agreement.

Item 9.01.	Financial Statements and Exhibits.
      (c) Exhibits

Exhibit 10.1:	Employment Agreement between Recycle America Alliance, L.L.C. and Patrick DeRueda, dated August 4, 2005.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

By:	/s/ Rick L Wittenbraker

Rick L Wittenbraker,
Senior Vice President
Date: August 8, 2005

Exhibit Index

Exhibit
Number	Description

10.1	Employment Agreement between Recycle America Alliance, L.L.C. and Patrick DeRueda, dated August 4, 2005